                                                                     Exhibit 99

For more information, contact
Robert S. Bloom
Financial Relations Leader
Acxiom Corporation
(501) 342-1321

               Acxiom® Announces Agreement to Sell $160 Million of
                         Convertible Subordinated Notes

LITTLE ROCK,  Ark.--January 31,  2002--Acxiom®  Corporation  (Nasdaq:  ACXM)
announced  today that it has entered into a purchase  agreement  for the sale of
$160 million of 3.75% Convertible  Subordinated  Notes due 2009. The size of the transaction  was increased from the  previously  announced  principal  amount of approximately $150 million. The initial purchasers have an option to purchase up to an additional $15 million of notes to cover over-allotments.

The notes will be issued at 100% of the principal amount.  The offering is being made to qualified  institutional  buyers pursuant to Rule 144A of the Securities
Act of 1933 and is  expected  to close on  February  6,  2002.  The  notes,  due
February 2009, are convertible  into shares of Acxiom common stock at the option of the holder at a conversion  price of $18.25.  The notes accrue  interest that will be  payable  semiannually.  The notes are  redeemable  at  Acxiom's  option beginning in 2005 and investors have a put option available in 2007.

The Company  intends to use the net proceeds from the offering to repay existing indebtedness,  including the  redemption of its  outstanding  $115 million 5.25%
convertible  subordinated  notes due 2003 and the repayment of its $25.7 million
6.92%  senior  notes due 2007.  The  purpose of the  offering  is to improve the
Company's  capital structure by replacing  near-term  obligations with long-term obligations.  The offering  also allows the Company to replace  higher cost debt with lower cost  debt.  Simultaneously  with the  closing of the  offering,  the
Company intends to amend and restate its $265 million  revolving credit facility to a $175 million  credit  facility and extend the maturity of the facility from
December 2002 to January 2005.

The notes, and the common stock issuable upon conversion of the notes,  have not been registered  under the Securities Act of 1933, or any state securities laws, and may not be  offered  or sold in the  United  States  except  pursuant  to an
effective   registration   statement  or  an  exemption  from  the  registration
requirements of the Securities Act of 1933 and applicable state securities laws.

This news release shall not constitute an offer to sell or a solicitation  of an offer to buy,  nor shall there be any sale of these  securities  in any state or jurisdiction  in which such an offer,  solicitation  or sale  would be  unlawful prior to  registration  or  qualification  under the  securities law of any such state or jurisdiction.

This press  release  contains  forward-looking  statements  that are  subject to certain  risks and  uncertainties  that  could  cause  actual  results to differ materially.  Such statements  include  statements  relating to Acxiom's plans to close the offering of  convertible  notes and the terms of the notes.  Among the factors  that may cause  actual  results to differ from those  expressed  in, or implied by the statements  include:  risks  associated with the  satisfaction of conditions  to the closing of the offering  that are customary for a transaction of this type,  including the absence of an announcement by a ratings agency of a downgrade or intention to downgrade  with respect to Acxiom,  the absence of any material  adverse  change  in the  business  of  Acxiom,  and the  absence  of a suspension or material limitation on the trading of Acxiom's common stock on the
Nasdaq.  Acxiom undertakes no obligation to publicly update any  forward-looking statements, whether as a result of new information,  future events or otherwise.

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